Exhibit 10.6

Name:

AMENDED AND RESTATED STOCK OPTION AGREEMENT
BEVERLY ENTERPRISES, INC. 1997 LONG-TERM INCENTIVE PLAN

     This Amended and Restated Option Agreement is made effective the          day of          ,          between BEVERLY ENTERPRISES, INC., a Delaware Corporation (the “Corporation”), and          , (the “Employee”), a full-time employee of the Corporation or a subsidiary of the Corporation, under the following terms and conditions. This Amendment and Restated Stock Option Agreement supersedes any prior agreements between the Corporation and the Employee relating to options to purchase shares of stock.

I
GRANT OF OPTION

     The Corporation has, on the date set forth on each Notice of Grant of Stock Options and Option Agreement and Personnel Option Status (hereinafter called a “Schedule”) attached hereto (each such date, hereinafter referred to as a “Date of Grant”), granted to Employee the option to purchase, with respect to each Date of Grant (each such option, hereinafter referred to as an “Option”), all or any of the number of shares of Stock set forth on one or more Schedules attached hereto in accordance with the Beverly Enterprises, Inc. 1997 Long-Term Incentive Plan (the “Plan”). Each Option identified as either an “ISO” or “Incentive Stock Option” on the Schedules attached hereto is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, and each Option identified as either an “NQSO” or “Nonqualified Stock Option” on the Schedules attached hereto is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Unless otherwise defined in this Amended and Restated Stock Option Agreement, capitalized terms used herein have the meanings designated in the Plan.

II
EXERCISE PRICE

     With respect to each Option, the Exercise Price shall be as set forth on the related Schedule attached hereto.

III
VESTING

     (a) Except as otherwise provided in the Plan or on the Schedules attached hereto, each Option shall not be exercisable until one (1) year following the Date of Grant for such Option. Thereafter, such Option shall be exercisable twenty five percent (25%) per year, commencing one (1) year from the Date of Grant.

     (b) Each unvested option shall become fully vested on the date Employee’s employment with the Corporation or a subsidiary is terminated due to death, disability or retirement.

IV
TERM OF OPTION

     With respect to each Option, the expiration date of each Option shall be as set forth on the related Schedule attached hereto. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten (10) years from the Date of Grant.

V
NONTRANSFERABILITY

     (a) With respect to each Option, such Option shall not be transferable by the Employee except, after the Employee’s death, to his or her spouse, child, estate, personal representative, heir or successor, by testamentary disposition or the laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), such Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option that would otherwise effect a change in the ownership of the Option, shall terminate the Option; provided, however, that in the case of the involuntary levy of any attachment or similar involuntary process upon the Option, the Employee shall have thirty (30) days after notice thereof to cure such levy or process before the Option terminates.

     (b) Notwithstanding paragraph (a) of this Article V, in the case of a Nonqualified Stock Option, such Option may be transferred by the Employee (i) pursuant to a qualified domestic relations order, or (ii) with the prior approval of the Committee and on such terms and conditions as the Committee in its sole discretion may approve, to (A) the spouse, child, step-child, grandchild or step-grandchild of the Employee (each an “Immediate Family Member”), (B) a trust the beneficiaries of which do not include persons other than the Employee and Immediate Family Members, (C) a partnership (either general or limited) the partners of which do not include persons other than the Employee and Immediate Family Members (or a corporation the shareholders of which do not include persons other than the Employee and Immediate Family Members), (D) a corporation the shareholders of which do not include persons other than the Employee and Immediate Family Members, or (E) any other transferee that is approved by the Committee in its sole discretion.

     (c) This Amended and Restated Stock Option Agreement shall be binding on and enforceable against any person who is a permitted transferee of the Option pursuant to this Article V.

VI
EXERCISE OF OPTION

     (a) Except as otherwise provided in the Plan and this Amended and Restated Stock Option Agreement, the Option may be exercised during the lifetime of the Employee only by the Employee and only while the Employee is in the employ of the Corporation or any subsidiary.

     (b) Except as otherwise provided in the Plan, the Option must be exercised, in accordance with its term, in writing, by the delivery of a written notice to the Corporation in the form prescribed by the Committee setting forth, with respect to each Option, the number of Shares to which the Option is to be exercised and accompanied by full payment of the Exercise Price for the Shares. Such exercise shall become effective upon receipt by the Corporation of the written notice. The Exercise Price shall be payable to the Corporation in full in cash, or its equivalent, or, to the extent permitted by applicable law and not in violation of any instrument or agreement to which the Corporation is a party, by delivery of Shares (not subject to any security interest or pledge) valued at Fair Market Value at time of exercise, or by a combination of the foregoing, or in any other form of payment acceptable to the Committee. The Corporation reserves the right to require any Shares delivered by the Employee in full or partial payment of the Exercise Price to be limited to those Shares already owned by the Employee for at least six (6) months. As soon as practicable, after the receipt of written notice and payment, the Corporation shall deliver to the Employee stock certificates in an appropriate amount based upon the number of Shares with respect to which each Option is exercised, issued in the Employee’s name.

VII
TERMINATION OF EMPLOYMENT

     If the Employee’s employment with the Corporation or any subsidiary is terminated for any reason other than by the Employee’s death, disability or retirement, each Option may be exercised (for not more than the number of Shares as to which the Employee might have exercised the Option on the date which employment was terminated) at any time (A) prior to the normal expiration date for such Option, in the event such normal expiration date is not more than three (3) months following the date of such termination, or (B) within the three-month period following the date of such termination, in the event that the Option’s normal expiration date is more than three (3) months following the date of termination of employment.

VIII
DEATH OF EMPLOYEE

     If the Employee dies while employed by the Corporation or any subsidiary or during the three months after disability or retirement, such Option may be exercised by such person or persons as shall have acquired the Employee’s rights with respect to the Option by will or the laws of descent and distribution, at any time prior to the earlier of three (3) years from Employee’s death or the normal expiration date for such Option.

IX
DISABILITY

(a) If Employee’s employment with the Corporation or any subsidiary is terminated by reason of Disability (and Employee lives more than three months after such termination), each option identified as an ISO may be exercised at any time (a) prior to the normal expiration date for such Option, in the event such normal expiration date is not more than one (1) year following the date of such termination, or (b) within one (1) year following the date of such termination, in the event that the Option’s normal expiration date is more than one (1) year following the date of such termination.

(b) If Employee’s employment with the Corporation or any subsidiary is terminated by reason of Disability, each Option identified as a NQSO may be exercised at any time (a) prior to the normal expiration date for such Option, in the event such normal expiration date is not more than three (3) years following the date of such termination, or (b) within three (3) years following the date of such termination in the event that the Option’s normal expiration date is more than three (3) years following the date of such termination.

X
RETIREMENT

(a) If Employee’s employment with the Corporation or any subsidiary is terminated by reason of retirement and the Employee does not die within three (3) months following such termination, each Option identified as an ISO may be exercised at any time (a) prior to the normal expiration date for such Option, in the event such normal expiration date is not more than three (3) months following the date of such termination, or (b) within three (3) months of such termination in the event that the Option’s normal expiration date is more than three (3) months following the date of termination of employment.

(b) If Employee’s employment with the Corporation or any subsidiary is terminated by reason of retirement, each Option identified as an NQSO may be exercised at any time (a) prior to the normal expiration date for such Option, in the event the normal expiration is not more than three (3) years following the date of such termination, or (b) within three (3) years following the date of such termination in the event that the Option’s normal expiration date is more than three (3) years following the date of such termination.

XI
CHANGE OF CAPITAL STRUCTURE

     The number and kinds of Shares subject to the Option shall be subject to adjustment as provided within the Plan.

XII
COMPLIANCE WITH LAW

     No shares of Stock are issuable upon the exercise of any Option unless legal counsel to the Corporation shall be satisfied that such issuance will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any share issuance, that certain agreements, undertakings, representations, certificates, and/or other information, as the Committee may deem necessary or advisable, be executed or provided to the Corporation to assure compliance with all such applicable laws or regulations. Any certificates for shares of

Stock delivered under the Plan may be subject to such stop-transfer orders, restrictive legends, lock-up agreements, and such other restrictions as the Committee shall deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable federal or state securities law, and any agreements with an underwriter, broker, or dealer. In addition, if, at the time of the issuance of shares of Stock, any law, rule, regulation, or other requirement of any governmental authority or agency shall require the Corporation to take any action in connection with any such shares to be issued, the issuance of such shares shall be deferred until such required action is taken.

XIII
CONTINUATION OF EMPLOYMENT

     This Amended and Restated Stock Option Agreement does not confer upon the Employee any right to continue in the employ of the Corporation or any subsidiary, nor shall it be construed as limiting, in any way, the right of the Corporation or any subsidiary to terminate such employment at any time with or without cause or to change the compensation paid to the Employee.

XIV
WITHHOLDING

     Except as otherwise provided in the Plan, the Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which the Corporation determines it is required to withhold in connection with any option exercise pursuant to the Plan. The Employee agrees that the full amount of the taxes which are required to be withheld shall be deposited with the Corporation prior to the distribution to the employee of any stock certificates or stock sale proceeds.

XV
GENERAL PROVISIONS

     (a) The Corporation shall at all times during the term of any Option use its best efforts to reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Amended and Restated Stock Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.

     (b) Neither the Employee nor any beneficiary or other person claiming under or through the Employee shall have any right, title, interest or privilege in or to any Stock allocated or reserved for the purpose of the Plan or subject to this Amended and Restated Stock Option Agreement except as to such Shares, if any, as shall have been issued to such person upon exercise of any Option or any part of it.

     (c) Each Option hereby granted is subject to, and the Corporation and the Employee agree to be bound by, all of the terms and provisions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment adopted after the Date of Grant of an Option shall be effective as to any such Option without the Employee’s consent insofar as it may adversely affect the Employee’s rights under this Amended and Restated Stock Option Agreement.

     (d) All terms of and any rights under this Amended and Restated Stock Option Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

     (e) This Amended and Restated Stock Option Agreement may be amended, and any provision hereof may be waived, only by a writing signed by the party to be charged.

     (f) This Amended and Restated Stock Option Agreement, together with the Plan and all Schedules attached hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral or written and contemporaneous oral discussions, agreements and understandings of any kind or nature.

     (g) This Amended and Restated Stock Option Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     (h) This Amended and Restated Stock Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Stock Option Agreement to be duly executed by its officers thereunto duly authorized, and the Employee has hereunto set his or her hand as of the date first above written.

BEVERLY ENTERPRISES, INC.	EMPLOYEE

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